Filed Pursuant to Rule 424(b)(3)
Registration No. 333-38321

Prospectus Supplement No. 2

To Reoffer Prospectus of

Vail Resorts, Inc.

3,545,510 Shares
Common Stock
($.01 par value)

______________________

This prospectus supplement, dated February 24, 2006 (this “Supplement”), supplements our reoffer prospectus filed as part of our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 21, 1997 (the “Prospectus”), relating to the resale by certain of our stockholders of shares of our common stock, $.01 par value (the “Shares”) they received from us pursuant to our 1993 Stock Option Plan and the 1996 Long Term Incentive and Share Award Plan (together, the “Plans”). Some of these stockholders may be considered our “affiliates,” as defined in Rule 405 under the Securities Act of 1933, as amended.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supercedes the information contained in the Prospectus.

SELLING STOCKHOLDERS

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as follows:

This Supplement relates to shares of common stock that are registered for reoffers and resale by selling stockholders who have acquired or may acquire shares of common stock pursuant to the Plan and who may be deemed “affiliates” of the Company. An “affiliate” is defined under the Securities Act as “a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with” Vail Resorts, Inc. The selling stockholders may resell any or all of the shares of common stock at any time while this Supplement is effective.

Executive officers, directors or others who are considered to be affiliates of the Company who acquire common stock under the Plan may be added to the list of selling stockholders and their number of shares to be sold may be increased or decreased by the use of future prospectus supplements filed with the Securities and Exchange Commission.

Except as set forth below, no selling stockholders have informed us of an intent to sell any of their shares. The inclusion of the shares of common stock in the table below does not constitute a commitment to sell any shares.

Name	Position	Number of Shares Owned (1)	Number of Shares Eligible to be Offered by the Selling Stockholders (2)	Number of Shares owned after the Offering (3)	Percent of Shares owned after the Offering
Adam M. Aron	Chairman of the Board and Chief Executive Officer	597,144	150,300	446,844	1.18%
Martha D. Rehm (4)	Senior Vice President, General Counsel and Secretary	125,537	40,000	85,537	*

*	Represents beneficial ownership of less than 1%.

1
For each selling stockholder this includes (i) shares of our common stock owned as of February 1, 2006, (ii) shares of our common stock underlying options which are exercisable within sixty (60) days of February 1, 2006 and restricted shares which vest within sixty (60) days of February 1, 2006 and (iii) shares of our common stock underlying options and restricted shares issued under the Plan, regardless of whether such options are exercisable within sixty (60) days of February 1, 2006 and whether such restricted shares vest within sixty (60) days of February 1, 2006.

2	Represents the number of shares underlying options and restricted shares granted under the Plan to such person.

3    Assumes the sale of all shares eligible to be sold.

4
As disclosed on a Form 8-K filed on October 18, 2005, Ms. Rehm has entered into an Exchange Act Rule 10b5-1 trading plan with a broker to exercise employee stock options (covering a specified number of shares as described in the plan and the Form 8-K) issued under the Company’s equity-based compensation plans and to sell the acquired common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.
______________________

This Supplement is dated February 24, 2006